Exhibit 10.1

[SECTION 16 Officers]

EFI 2011 Executive Team Performance Bonus Program

We are pleased to offer you participation in the EFI 2011 Executive Team Performance Bonus Program (the “Program”) on the terms set forth below.

Each participant (the ““Participant”) in the Program will, provided that the Participant remains employed by EFI through the date of grant of such awards, be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2011 and the Participant’s continued employment as set forth below. In addition, each Participant has an opportunity to earn a cash bonus based upon the performance of the Company for 2011 and the Participant’s continued employment as set forth below.

Performance Equity Bonus Terms

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Subject to the approval by the Company’s Compensation Committee (the “Compensation Committee”) and subject to your continued employment with the Company through the date of grant, you will be granted two performance-based restricted stock unit (“RSU”) awards with respect to the Program. The first RSU award will be subject to vesting based on the Company’s non-GAAP operating income (also referred to as “operating earnings”) for 2011 and your continued employment as set forth below (“Operating Income RSUs”). The second RSU award will be eligible to vest based on the Company’s revenue for 2011 and your continued employment as set forth below (“Revenue RSUs”). In addition, no portion of the Revenue RSUs will vest if the RSU threshold operating income goal isn’t achieved for 2011.

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The total number of RSUs that you will be granted will equal your “Equity Bonus Eligibility” amount (expressed in U.S. Dollars) set forth below, divided by the closing price of EFI’s common stock on the trading day immediately preceding the date such awards are approved by the Compensation Committee. Sixty percent (60%) of your total RSUs will be Operating Income RSUs and the other forty percent (40%) of your total RSUs will be Revenue RSUs, in each case rounded down to the nearest whole share.

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The RSUs will be granted under and will be subject to the terms and conditions of EFI’s 2009 Equity Incentive Award Plan (the “2009 Equity Plan”) and the Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement used by EFI to evidence RSU awards granted under the 2009 Equity Plan, except as otherwise expressly set forth herein. Each RSU Award will have a grant date that is the date that the Compensation Committee approves such award (the “Grant Date”). The RSU awards are also subject to the individual and other share limits of the 2009 Plan.

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The Compensation Committee will meet during the first quarter of 2012 (and in all events not later than March 10, 2012) to determine whether (and the extent to which) the performance conditions applicable to the RSUs were achieved for 2011 (the date on which the Compensation Committee makes such determination is referred to as the “Determination Date”). Subject to your continued employment by the Company through the applicable vesting date, if the Compensation Committee determines that the applicable performance condition related to the RSUs was achieved for 2011, the related RSUs will vest (the “Vesting Date”) on the later of (1) the first anniversary of the Grant Date or (2) the Determination Date; provided that the Vesting Date will not occur later than March 10, 2012 and payment of any vested RSUs will be made by March 15, 2012. In the event any performance condition applicable to an RSU isn’t satisfied, the RSU will be deemed to have been forfeited as of December 31, 2011.

Performance Cash Bonus Terms

•	Your “target” cash bonus opportunity for 2011 is set forth below.

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Subject to approval by the Compensation Committee and further subject to your continued employment by the Company through the Vesting Date applicable to your RSU awards referred to above, your cash bonus for 2011 will be based on your target cash bonus opportunity and the Company’s performance for 2011 against non-GAAP operating income and revenue goals as set forth below. In addition, in no event will you be entitled to any cash bonus for 2011 if both the Cash Bonus threshold operating income and the Cash Bonus threshold revenue for the Company are not achieved for 2011, as set forth below.

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On the Determination Date referred to above, the Compensation Committee will also determine whether (and the extent to which) the performance conditions applicable to your cash bonus opportunity were achieved for 2011. Any cash bonus payment due to you for

2011 will be paid promptly after the Vesting Date of your RSU awards granted with respect to this Program, and in all events by March 15, 2012. Payment will be subject to applicable tax withholding.

Performance Targets and Equity and Cash Target Bonus

Your Equity Bonus Eligibility amount and Target Cash Bonus Opportunity are set forth below.

Equity Bonus Eligibility:

Target Cash Bonus Opportunity:

The performance goals applicable to your RSUs and cash bonus opportunity are set forth below. In no event will any portion of your RSUs vest unless the RSU threshold level of operating income set forth below is achieved by the Company in 2011. In no event will you be entitled to any portion of your cash bonus opportunity unless both the cash bonus threshold level of revenue and the cash bonus threshold level of operating income set forth below are achieved by the Company in 2011.

Performance Metric	RSU Threshold	RSU Target	Cash Bonus Threshold	Cash Bonus Target
Revenue (millions)

Non-GAAP Operating Income (millions)

If the RSU threshold levels are satisfied, the number of Revenue RSUs that will vest will be determined on a pro-rata basis based on the Company’s actual revenue for 2011 between the RSU threshold revenue level set forth above and the RSU target revenue level set forth above (with no portion vesting at the threshold level and 100% vesting at the target level). If the RSU operating income threshold level is satisfied (regardless of whether the RSU revenue threshold level is satisfied), the number of Operating Income RSUs that will vest will be determined on a pro-rata basis based on the Company’s actual operating income for 2011 between the RSU threshold operating income level and the RSU target operating income level set forth above (with no portion vesting at the threshold level and 100% vesting at the target level). If both cash bonus threshold levels are satisfied, the amount of your cash bonus will be determined 40% (40% of your target cash bonus amount) on a pro-rata basis based on the Company’s actual revenue for 2011 between the cash bonus threshold revenue level and the cash bonus target revenue level set forth above (with no portion paid at the threshold level and 100% of such 40% portion of your cash bonus opportunity paid at the target level) and 60% (60% of your target cash bonus amount) on a pro-rata basis based on the Company’s actual operating income for 2011 between the cash bonus threshold operating income level set forth above and the cash bonus target operating income level set forth above (with no portion paid at the threshold level and 100% of such 60% portion of your cash bonus opportunity paid at the target level). In addition, the Committee has the discretion to decrease (but not increase) the amount of the cash bonus (if any) payable related to revenue in the event that such revenue is not, in the Committee’s judgment, delivering appropriate levels of profitability. In each case, vesting remains subject to the continued employment requirements.

Non-GAAP Operating Income - is defined as operating income determined in accordance with GAAP, as adjusted to remove the impact of certain recurring and non-recurring expenses and the tax effect of these adjustments.

Maximum Award - In no event shall any RSU award vest with respect to more than 100% of the RSUs subject to such award. In no event will more than 100% of your target cash bonus become payable.

Adjustments - The Committee shall, to the extent it determines appropriate in order to preserve the intended incentives, adjust the performance thresholds and targets set forth above to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, the financial statement impact of changes in capital structure, mergers, acquisitions, dispositions, and similar transactions, and changes in applicable accounting rules.

Other Terms

Termination of Employment

Except as may otherwise be expressly provided below, in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement (as to RSUs), or your written employment agreement (if any) with the Company, you will have no right to any cash bonus for 2011 and no right to any payment with respect to your RSUs (and your RSUs will automatically and immediately terminate) should you cease to be employed by the Company or one of its subsidiaries before the Vesting Date set forth above (regardless of the reason for such termination of employment).

Notwithstanding anything to the contrary in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement or your written employment agreement (if any) with the Company, if you are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement), you will be eligible for (i) pro-rata vesting of your RSUs related to this Program and (ii) a pro-rata payment of your 2011 cash bonus. The pro-rata RSU vesting and pro-rata bonus will be determined with respect to the number of RSUs that would have vested and amount of cash bonus that would have been payable under this Program, respectively, had your employment continued through the Vesting Date, in each case multiplied by a fraction (x) the numerator of which is the number of whole months you were employed by the Company during 2011, and (y) the denominator of which is twelve. Payment of such pro-rata amounts will be made at the same time that payment would have been made had you continued to be employed. In the event that you are entitled to a pro-rata payment of your RSUs, payment will be made in cash (as opposed to shares or other property) with the cash payment in respect of a vested RSU to equal (subject to applicable tax withholding) to the closing price of a share of EFI common stock on the Determination Date.

With respect to any RSUs granted under this Program, in the event of any conflict between your employment agreement and the provisions regarding acceleration of performance equity outside of a Change of Control and this Program, this Program shall control.

No Right to Continued Employment

Nothing contained in this Program, the RSUs, or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects your status (if you are employed at will) as an employee at will who is subject to termination at any time and for any reason, confers upon you any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

Administration

The Compensation Committee will administer this Program. The Compensation Committee has the authority to construe and interpret this Program and any agreement or other document relating to this Program. All actions taken and all interpretations and determinations made by the Compensation Committee in respect of such documents and matters shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Amendment

This Program may not be amended other than in writing signed by an authorized officer of the Company, upon approval of the Compensation Committee, as required.

Clawback Policy

This Program, the RSU Awards, any securities or other consideration you may receive in payment of or with respect to the RSU Awards, as well as any cash bonus or bonus opportunity under this Program, is subject to the terms of the EFI recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of your bonus, awards or any shares of stock or other cash or property received with respect to your bonus or awards (including any value received from a disposition of any shares of stock you may receive in payment of the RSU Awards).

Construction

The RSU Awards and cash bonus contemplated above are intended as qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. This Program, the RSU Awards, and the cash bonus opportunities contemplated above are also intended to satisfy, and not be subject to any tax, penalty or interest under, Section 409A of the Internal Revenue Code. These arrangements shall be construed in accordance with such intents.

I have read and understand the terms of this Program and the documents referred to herein and agree to abide by these terms and the terms of such other documents.

Participant Name	Date